Exhibit 6.8

CONSULTING AGREEMENT FOR:

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CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made as of this 6th day of June 2022, by and between Digital Securities Consulting, LLC (“DSC”), a Delaware limited liability company, and Ohanae Inc., a Delaware corporation (“Company”).

WHEREAS, Company wishes to enter into a consulting relationship with DSC to perform the services set forth on Schedule A to this Agreement (the “Services”); and

WHEREAS, DSC desires to provide the Services on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, DSC and Company hereby agree as follows:

1.              Services; Information; Documentation; Promotional Materials.

(a)            Company hereby engages DSC to provide the Services, and DSC hereby agrees to provide the Services to Company, in each case subject to the terms and conditions set forth in this Agreement. DSC shall render the Services in good faith, with reasonable skill and diligence, and on a basis sufficient to accomplish the purpose of the parties. Notwithstanding the foregoing, DSC may utilize one or more consultants, vendors, or other third parties (the “Vendors”) in connection with providing the Services. DSC shall be free to determine the means and manner of providing the Services, including without limitation all staffing decisions.

(b)            In connection with the provision of the Services, each party will reasonably cooperate with the other party, and furnish the other party with all information and data relating to the Services as may be necessary or appropriate to achieve the purposes, except to the extent that provision of such information or data may violate confidentiality obligations to any third party or require any waiver of intellectual property rights.

(c)            Prior to or concurrently with the delivery of any Services or Deliverables (defined below) under this Agreement, or by such earlier date as may be specified, DSC shall provide Company with complete and accurate Documentation for such Services and Deliverables. “Documentation” means all manuals, and any other instructions, specifications, documents, and materials, in any form or media, that describe the functionality, installation, testing, operation, use, maintenance, support, and technical and other components, features, and requirements of any of the Services or Deliverables, if applicable to the Services or Deliverables to be provided hereunder.

(d)            Each party hereby authorizes the other party to use its name, logo and/or trademark in connection with certain promotional materials. The promotional materials shall include, but are not limited to, marketing collateral, websites, press releases, blog posts, videos, and other marketing materials.

2.              [Third Parties].

[Reserved].

3.              Engagement Period; Termination.

This Agreement shall commence on June 20th, 2022 and shall continue until (i) December 19, 2022, or (ii) the date upon which it has been terminated pursuant to this paragraph (the “Engagement Period”) (iii) upon 30 days notice by either party for any reason. Either party may terminate this Agreement if the other party (a) is in material breach of this Agreement and after a reasonable cure period following written notice to such other party of the material breach, or (b) commences or otherwise becomes the subject of a bankruptcy, insolvency, liquidation or similar proceeding or the appointment of a receiver, custodian, trustee or similar person, becomes unable to pay its debts as they come due or makes an assignment for the benefit of its creditors.

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4.              Fees and Expenses; Taxes.

(a)            Company shall pay to DSC cash fees (the “Consulting Fees”) and any other consideration and reimburse DSC in the amounts and at the times set forth in Schedule A.

(b)            Company shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state, local or foreign governmental entity on any amounts payable by Company hereunder; provided that in no event shall Company pay or be responsible for any taxes imposed on, or with respect to, DSC’ or any Vendors’ income, revenues, gross receipts, personnel or real or personal property or other assets.

5.              Independent Contractor Status.

It is expressly understood and agreed that DSC and any Vendors shall be considered independent contractors. Nothing herein shall be construed to create an agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between Company and DSC or any Vendor, or any employee or consultant of DSC or any Vendor. Neither party shall have authority to contract for or bind the other party in any manner whatsoever.

6.              Limitation of Liability.

DSC, as well as its respective employees, shall not be liable to Company or any other person for special, incidental, consequential, indirect, punitive or exemplary damages (including but not limited to lost data, lost profits or savings, loss of business or other economic loss) arising out of or related to any act or omission of DSC, any Vendor, or any of their respective employees, whether or not Company has been advised or knew of the possibility of such damages, and regardless of the nature of the cause of action or theory asserted. DSC’ maximum aggregate liability for damages under this Agreement shall in all cases be limited to, and under no circumstances shall exceed, the Consulting Fees that DSC has received from Company. For the avoidance of doubt, DSC shall not be liable for the acts or omissions of any Vendors, except to the extent any such act or omission constitutes a breach of DSC’ obligations hereunder.

7.              Preservation of Confidentiality; Proprietary Information.

[Reserved].

8.              Intellectual Property Rights.

(a)            Company is and shall be the sole and exclusive owner of all right, title, and interest throughout the world in and to all work product and other results and proceeds of the Services performed under this Agreement (collectively, the “Deliverables”), including all patents, copyrights, trademarks, trade secrets, and other intellectual property rights (collectively, “Intellectual Property Rights”) therein. DSC agrees that the Deliverables are hereby deemed a “work made for hire,” as defined in 17 U.S.C. § 101, for the Company. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” DSC hereby irrevocably assigns and promises to assign to the Company, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein. Notwithstanding the foregoing or anything else contained in this Agreement, DSC does not, and shall not be required or deemed to, waive or give up any confidential information or Intellectual Property Rights DSC may have or use in its business.

(b)           Each party to this Agreement (“Licensor”) hereby grants the other party (“Licensee”) a limited, non-exclusive, non-transferable, non-sublicensable, worldwide, royalty-free license to publish (i) Licensor’s name and (ii) Licensor’s logos that appear on Licensor’s website or materials provided by Licensor to Licensee (collectively, the “Licensed Marks”), in each case on Licensee’s websites, press releases, blog posts, promotional videos and other marketing materials, for the sole and limited purpose of advertising that Licensor and Licensee have entered into a mutually supportive business relationship. Each party acknowledges the high standards and reputation for quality symbolized by the other party’s Licensed Marks, and shall use the other party’s Licensed Marks pursuant to this Section 8(b) in a manner substantially consistent with such quality standards and reputation, and shall comply with any reasonable request of the other party that it limit its use of the other party’s Licensed Marks pursuant to this Section 8(b).

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9.              Background Technology.

DSC and its affiliates, as appropriate, are and will remain the sole and exclusive owner of all right, title and interest in and to the Background Technology. “Background Technology” includes all software, data, know-how, ideas, methodologies, specifications and other technology, including any related Intellectual Property Rights, that DSC or its affiliates owned or developed prior to its engagement hereunder.

10.            Company Materials.

As between the parties, Company is and will remain the sole and exclusive owner of all right, title and interest in and to all materials and information, including any documents, data, specifications, software, content and technology (“Company Materials”) provided to DSC, including all Intellectual Property Rights therein. DSC and its affiliates shall have no right or license to, and shall not, use any Company Materials except solely during the Engagement Period to the extent necessary to perform the Services. All other rights in and to the Company Materials are expressly reserved by Company.

11.            Representations and Warranties.

(a)            Each party represents and warrants to the other that all corporate or other action on its part necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken and this Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)            Each party represents and warrants to the other that it is in material compliance with all applicable laws, regulations and duties either with respect to the subject matter hereof or the breach of which would be reasonably likely to impact the performance of its obligations hereunder.

(c)            Each party represents and warrants to the other that it has the power and authority to license its name, logo, and trademarks to the other party as and to the extend provided in Section 1(d), and each party represents and warrants to the other that it has the power and authority to license its Licensed Marks to the other party as and to the extent provided in Section 8(b), and that the other party’s use of its name, logo, and trademarks pursuant to Section 1(d) and use of its Licensed Marks pursuant to Section 8(b) will not infringe or otherwise conflict with the rights of any other person, provided that the representations and warranties set forth in this Section 11(c) shall not apply to any license or use of the name, logo, trademarks, or Licensed Marks outside of the United States.

(d)            Company represents and warrants that it owns or otherwise has and will have the necessary rights and consents in and relating to the Company Materials so that, as received by DSC and used in accordance with this Agreement, they do not and will not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party or violate any applicable law.

12.            Disclaimer of Warranties.

THE WARRANTIES CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHER, AND DSC SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE OR TRADE PRACTICE. WITHOUT LIMITING THE FOREGOING, DSC MAKES NO WARRANTY OF ANY KIND THAT THE DELIVERABLES, OR ANY PRODUCTS OR RESULTS OF THE USE THEREOF, WILL MEET COMPANY’S OR ANY OTHER PERSON’S REQUIREMENTS, OPERATE WITHOUT INTERRUPTION, BE COMPATIBLE OR WORK WITH ANY SOFTWARE, ACHIEVE ANY INTENDED RESULT, OR OTHER SERVICES, EXCEPT IF AND TO THE EXTENT EXPRESSLY SET FORTH HEREIN, OR BE SECURE, ACCURATE, COMPLETE, FREE OF HARMFUL CODE OR ERROR FREE.

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13.            Choice of Law; Dispute Resolution.

This Agreement shall be governed by and construed in accordance with the law of New York, without giving effect to any choice of law or conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than New York. Except as otherwise provided herein, any dispute arising out of or relating to this Agreement or any other agreement or document referred to in this Agreement shall be submitted exclusively to and resolved by arbitration in accordance with the then in effect Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in the English language, and the place of arbitration shall be New York, New York, United States. The award resulting from such arbitration shall be final, non-appealable and binding on the parties. Any judgment rendered upon the award rendered by the arbitrator(s) may be entered into any court having jurisdiction, or application may be made to such court for a judicial acceptance of the order of enforcement, as the case may be. The parties agree to keep confidential the existence of the arbitration, the arbitral proceedings, the submissions made by the parties and the decisions made by the arbitrator(s), including the resulting award to the extent not already in the public domain, except in judicial proceedings related to the award or where required by applicable law.

14.            Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS, OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.            Notices.

Any notice required or permitted to be given or made under this Agreement shall be in writing and shall be given by email to an appropriate addressee with confirmation sent by reputable overnight courier service (charges prepaid) to the address set forth above or such other address on file with the sender of such notice.

16.            No Waiver; Survival.

Failure by either party to enforce any obligation by the other party, to claim a breach of this Agreement or to exercise any power hereunder will not be construed as a waiver under this Agreement or prejudice a party as regards any subsequent action. Section 3, Section 4(b), Sections 5 through 10, Sections 12 through 14, Sections 18 and 19, and Sections 21 through 24 of this Agreement shall survive termination of the Engagement Period.

17.            Amendment.

This Agreement may be amended only by an instrument in writing executed by the parties hereto that expressly states that it is the intention of each of the parties to amend this Agreement.

18.            Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties, and their respective heirs, successors and permitted assigns. Neither party may assign its rights or obligations under this Agreement without the express written consent of the other, and any purported assignment in violation of this Section shall be void. Notwithstanding the foregoing sentence, DSC may assign this Agreement to an affiliate upon written notice to Company.

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19.            Entire Agreement.

This Agreement, together with any other documents incorporated herein by reference, and related exhibits and schedules, contains the complete and entire understanding and agreement of DSC and Company with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the arrangement between Company and DSC. The parties acknowledge and agree that if there is any conflict between the terms and conditions of this Agreement and the terms and conditions of any Schedule or Exhibit, the terms and conditions of this Agreement shall supersede and control.

20.            Counterparts.

This Agreement may be executed in one or more counterparts (including by fax or .pdf file), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

21.            No Third-Party Beneficiaries.

This Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22.            Severability.

If any term or provision of this Agreement is found by a court or arbitral tribunal of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

23.            Further Assurances.

Upon a party’s request, the other party shall, at such other party’s sole cost and expense, promptly execute all such further documents and instruments, and take all such further actions necessary to give full effect to this Agreement.

24.            Force Majeure.

DSC shall not be liable or responsible to Company, nor be deemed to have defaulted or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts or circumstances beyond the reasonable control of DSC including, without limitation, acts of God, flood, fire, earthquake, explosion, governmental actions, war, invasion or hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest, national emergency, revolution, insurrection, epidemic, lock-outs, strikes or other labor disputes (whether or not relating to either party’s workforce), or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable materials, materials or telecommunication breakdown or power outage, provided that, if the event in question continues for a continuous period in excess of thirty (30) days, either party shall be entitled upon notice in writing to the other party to terminate this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date and year first above written.

DIGITAL SECURITIES CONSULTING LLC

By:	/s/ Andrew I. Pedvis
Name: Andrew I. Pedvis
Title: Managing Member

OHANAE INC.

By:	/s/ Greg Hauw
Name: Greg Hauw
Title: CEO

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Schedule A – Services

Company is launching a new platform to assist companies in raising capital through the issuance of digital securities to investors on their platform. Additional planned capabilities will enable Company’s clients to engage in secondary trading of their security tokens as well as facilitate the custody and movement of funds in the form of a stable coin. In furtherance of these objectives, DSC will provide an array of services to Company, as directed by the Company, which may include, but are not limited to, the following:

•	Execution and Operations. DSC shall assist Company in efficient, effective and successful execution of the activities below listed from highest priority (1) to lowest priority (3):

•	Customer Success:

▪	Execute Institutional Investors outreach using Ohanae® Pitch (1)

▪	Manage Ohanae Reg A+ Offering (2)

▪	Broker of Records for Capital Seeker (Reg A+) (3)

▪	Fractionalized NFT (Real Estate) (3)

▪	Business Advisory Services (Financial Model, Infographic) (3)

▪	Referral Services (Commission Sharing Agreement) (3)

•	Operations:

▪	Develop CSS operating budget and revenue projections (1)

▪	Weekly Ohanae Blog Production (1)

▪	Establish Customer Success & Support (CSS) @Bryant Park Office (3)

▪	Work closely with CMO (Investor Acquisition Marketing), CFO (Payment Operations), CTO (Digital Asset Securities Solutions), and CCO (Chief Compliance Officer)

•	Role and Reporting Structure:

▪	Activities performed for Ohanae Inc will be as Chief Revenue Officer (CRO) reporting to Greg Hauw, CEO, Ohanae, Inc.

▪	Activities performed for Ohanae Securities LLC, will be as a registered representative, reporting to Gerard Visci, CEO of Ohanae Securities Inc.

DSC shall be compensated as follows for providing the Services:

•	$5,000 retainer that shall be payable and due on the date of execution of this Agreement. Retainer shall be creditable against all Consulting Fees payable and due to DSC.

▪	$200 in cash for each hour of services rendered by Andrew Pedvis for the first 25 hours per month

▪	$150 in cash for each hour of services rendered by Andrew Pedvis for hours in excess of 25 hours per month as agreed upon in advance by both parties.

DSC shall issue invoices to Company monthly for both the advance monthly retainer of $5,000 and any amounts in excess of 25 hours per month from the previous month, which shall be payable and due fifteen (15) days after issuance. DSC shall be reimbursed for all expenses reasonably incurred in connection with the provision of the Services, provided that Company approves such expenses in advance.

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